 Exhibit 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

December 20, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/Post-Effective Amendment No. 3 of Kriptech International, Сorp. of our report dated on March 9, 2017, January 16, 2018, and December 19, 2018 on our audit of the financial statements of Kriptech International corp. as of September 30, 2016, 2017 and 2018, and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2018 and 2017 and the period from March 20, 2016 (inception) through September 30, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board